USA MUTUALS

INVESTMENT COMPANY POLICIES AND PROCEDURES COMPLIANCE MANUAL

January 2020

SECTION 8:

CODE OF ETHICS/INSIDER TRADING

USA MUTUALS INVESTMENT COMPANY

POLICIES AND PROCEDURES COMPLIANCE MANUAL

CODES OF ETHICS

Rule 17j-1

As required by Rule 17j-1 under the 1940 Act, the Company currently maintains a joint Code of Ethics with MAI (under separate cover). The Chief Compliance Officer shall obtain reporting from the Company’s service providers with respect to their code of ethics policies. The Chief Compliance Officer shall report the results of such reporting to the Trustees, together with any recommendations with respect to the amendment of the codes of ethics of other service providers.